THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.
811-07343
Semi-Annual 9/30/2008

                                   Exhibit 77D

                   THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.
                      JennisonDryden Asset Allocation Funds

                     Supplement dated March 13, 2008 to the
                       Prospectus dated November 30, 2007

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                                   __________

JennisonDryden Conservative Allocation Fund, JennisonDryden Moderate Allocation Fund and JennisonDryden Growth Allocation Fund (each, a "JD Asset Allocation Fund") each operates under an affiliated fund of funds structure. To that end, each of these funds currently invests substantially all of its assets in Class Z shares of certain mutual funds within the JennisonDryden fund family.

At the most recent meeting of the Board of Directors (the "Board") of The Prudential Investment Portfolios, Inc., the Board approved permitting each JD Asset Allocation Fund to invest in Class Z shares of Dryden US Equity Active Extension Fund as a new Underlying Fund. Allowing the JD Asset Allocation Funds to invest in Class Z shares of Dryden US Equity Active Extension Fund as an Underlying Fund will benefit shareholders by increasing portfolio diversification and investment flexibility. Please note that in accordance with the requirements of Section 12(d)(1)(G) of the 1940 Act and Rule 12d1-2 there under: (i) the Dryden US Equity Active Extension Fund is not a fund-of-funds and
(ii) Class Z shares of Dryden US Equity Active Extension Fund are not subject to sales loads or distribution fees.

The following sections of the Prospectus are revised to reflect this change:

1. The following disclosure is added to the table captioned "Conservative Allocation Portfolio" on page 9 of the Prospectus, to the table captioned "Moderate Allocation Portfolio" on page 11 of the Prospectus, and to the table captioned "Growth Allocation Portfolio" on page 14 of the Prospectus:


Underlying Fund  Investment      Range of    Asset Class  Primary
                Objective       Allocation              Investment
                               of Total                Type/Style
                               Assets
Dryden US        long-term       0-20%       Equities     The Fund uses
Equity Active    capital                                a long/short
Extension Fund   appreciation.                          investment
                                                       strategy in
                                                      seeking to
                                                      achieve its
                                                      investment
                                                      objective.
                                                      This means
                                                      that the
                                                      portfolio
                                                      manager can
                                                      sell short a
                                                      portion of
                                                      the Fund's
                                                      portfolio and
                                                      use the
                                                      proceeds of
                                                      the shorts,
                                                      or other
                                                      borrowings,
                                                      to purchase
                                                      additional
                                                      stocks long.



2. The following disclosure is added after "Other Investment Strategies - Short Sales" on page 33 of the Prospectus:
Long/Short Investment Strategy
Dryden US Equity Active Extension Fund, an Underlying Fund, uses a long/short investment strategy in seeking to achieve its investment objective. This means it sells short a portion of its portfolio and use the proceeds of the shorts, or other borrowings, to purchase additional stocks long. In addition to the risks associated with short sales,

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discussed above, investing the proceeds received from selling securities short is a form of leverage, which creates special risks. The use of leverage may exaggerate the effect of any increase or decrease in the value of Dryden US Equity Active Extension Fund's holdings, and make any change in its net asset value (NAV) greater than it would be without the use of leverage. This could result in increased volatility of investment returns. Dryden US Equity Active Extension Fund is required to maintain a segregated account of cash or other liquid assets with its custodian to cover the Fund's short positions that are not otherwise covered by borrowed securities held by the Fund or additional collateral required by the broker. Securities held in a segregated account cannot be sold while the position they are covering is outstanding, unless they are replaced with other securities. This may limit Dryden US Equity Active Extension Fund's investment flexibility, as well as its ability to meet redemption requests or other current obligations. Leverage may also increase interest expense, which may lower Dryden US Equity Active Extension Fund's returns.




LR00206


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